Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

MURPHY OIL CORPORATION

and

MURPHY USA INC.

Dated as of August 30, 2013

TABLE OF CONTENTS
__________________

i

ii

SCHEDULES

Schedule 1	Restructuring Plan
Schedule 2.07(b)	Intercompany Agreements

EXHIBITS

Exhibit A	Employee Matters Agreement
Exhibit B	Tax Matters Agreement
Exhibit C	Transition Services Agreement
Exhibit D	Trademark Assignment Agreement
Exhibit E	Trademark License Agreement
Exhibit F	Peach Street Lease Agreement
Exhibit G	Aircraft Maintenance Labor Pooling Agreement
Exhibit H	Airplane Interchange Agreement
Exhibit I	Hangar Rental Agreement

iii

SEPARATION AND DISTRIBUTION AGREEMENT

SEPARATION AND DISTRIBUTION AGREEMENT dated as of August 30, 2013 (the “Agreement”) between Murphy Oil Corporation, a Delaware corporation (“Murphy Oil”), and Murphy USA Inc., a Delaware corporation (“Murphy USA”).

W I T N E S S E T H:

WHEREAS, Murphy USA is a wholly owned subsidiary of Murphy Oil;

WHEREAS, the Board of Directors of Murphy Oil has determined that it is in the best interests of Murphy Oil and the stockholders of Murphy Oil to distribute to the holders of the issued and outstanding shares of common stock, par value $1.00 per share, of Murphy Oil (the “Murphy Oil Common Stock”) as of the Record Date (as defined below), by means of a pro rata dividend, 100% of the issued and outstanding shares of common stock, par value $0.01 per share, of Murphy USA (the “Murphy USA Common Stock”), on the basis of one share of Murphy USA Common Stock for every four then issued and outstanding shares of Murphy Oil Common Stock (the “Distribution”);

WHEREAS, Murphy Oil and Murphy USA have prepared, and Murphy USA has filed with the Commission (as defined below), the Form 10 (as defined below), which includes the Information Statement (as defined below), and which sets forth appropriate disclosure concerning Murphy USA and the Distribution, and the Form 10 has become effective under the Exchange Act (as defined below);

WHEREAS, the Distribution will be preceded by, among other things, the Restructuring (as defined below), in which, among other things, all of the stock of MOUSA will be contributed to Murphy USA;

WHEREAS, for United States federal and state income tax purposes, the Distribution is intended to qualify as a tax-free transaction under Sections 355 and 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and the corresponding provisions of state law, and Murphy Oil has obtained certain tax rulings to such effect; and

WHEREAS, the parties hereto have determined to set forth the principal actions required to effect the Distribution and to set forth certain agreements that will govern the relationship between the parties following the Distribution.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties hereby agree as follows:

ARTICLE 1
Definitions

Section 1.01.  Definitions.  The following terms, as used herein, have the following meanings:

“Action” means any demand, claim, suit, action, arbitration, inquiry, investigation or other proceeding by or before any Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such other Person.  For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.  Notwithstanding any provision of this Agreement to the contrary (except where the relevant provision states explicitly to the contrary), no member of the Murphy Oil Group, on the one hand, and no member of the Murphy USA Group, on the other hand, shall be deemed to be an Affiliate of the other.

“Agreement” has the meaning set forth in the preamble.

“Aircraft Maintenance Labor Pooling Agreement” means the Aircraft Maintenance Labor Pooling Agreement between Murphy Oil and MOUSA, dated as of the date hereof, substantially in the form of Exhibit G, as such agreement may be amended from time to time in accordance with its terms.

“Airplane Interchange Agreement” means the Airplane Interchange Agreement between Murphy Oil and MOUSA, dated as of the date hereof, substantially in the form of Exhibit H, as such agreement may be amended from time to time in accordance with its terms.

“Ancillary Agreement” means each of the Tax Matters Agreement, the Transition Services Agreement, the Employee Matters Agreement, the Trademark Assignment Agreement, the Trademark License Agreement, the Peach Street Lease Agreement, the Aircraft Maintenance Labor Pooling Agreement, the Airplane Interchange Agreement and the Hangar Rental Agreement.

“Applicable Law” means, with respect to any Person, any federal, state, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling, directive, guidance, instruction, direction, permission, waiver, notice, condition, limitation, restriction or prohibition or other similar requirement enacted, adopted, promulgated, imposed, issued or applied by a Governmental Authority that is binding upon or applicable to such Person, its properties or assets or its business or operations, as amended unless expressly specified otherwise.

“Business” means, with respect to the Murphy Oil Group, the Murphy Oil Business and, with respect to the Murphy USA Group, the Murphy USA Business.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Calumet” means Calumet Specialty Products Partners, L.P. (together with any of its Affiliates to which it assigns any of its rights).

“Calumet Asset Purchase Agreement” means that certain Asset Purchase Agreement, dated as of July 25, 2011, as amended from time to time, between Calumet and Murphy Oil.

“Claim” has the meaning set forth in Section 6.04(a).

“Claims Administration” means the processing of claims made under Murphy Oil Policies, including the reporting of claims to the insurance carrier, management and defense of claims, and providing for appropriate releases upon settlement of claims.

“Claims Made Policies” has the meaning set forth in Section 4.04(a).

“Code” has the meaning set forth in the recitals to this Agreement.

“Commission” means the United States Securities and Exchange Commission.

“Confidential Information” means, with respect to a Group, (i) any proprietary information that is competitively sensitive, material or otherwise of value to the members of such Group and not generally known to the public, including product planning information, marketing strategies, financial information, information regarding operations, consumer and/or customer relationships, consumer and/or customer profiles, sales estimates, business plans and internal performance results relating to the past, present or future business activities of the members of such Group and the consumers, customers, clients and suppliers of the members of such Group; (ii) any proprietary scientific or technical information, design, invention, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords any member of such Group a competitive advantage over its competitors; and (iii) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, information, and trade secrets; in each case, related primarily to such Group’s Business.

“Credit Facility” means that certain senior secured credit agreement dated as of August 30, 2013, as amended from time to time, consisting of an asset-based revolving facility and a term loan facility, by and among, Murphy USA, as holdings, MOUSA, as borrower, the borrowing subsidiaries from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent and the other agents and lenders from time to time party thereto.

“Disposing Party” has the meaning set forth in Section 5.05.

“Distribution” has the meaning set forth in the recitals to this Agreement.

“Distribution Agent” means Computershare Investor Services, LLC.

“Distribution Date” means August 30, 2013, the date on which the Distribution shall be effected.

“Distribution Documents” means this Agreement and the Ancillary Agreements.

“Distribution Time” means the time at which the Distribution is effective on the Distribution Date, which shall be deemed to be 11:59 p.m., Eastern Daylight Time, on the Distribution Date.

“Employee Matters Agreement” means the Employee Matters Agreement between Murphy Oil and Murphy USA, dated as of the date hereof, substantially in the form of Exhibit A, as such agreement may be amended from time to time in accordance with its terms.

“Environmental Law” means any Applicable Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, or the effect on the environment of the use, handling, transportation, treatment, storage, disposal, release or discharge of, or any human exposure to, any toxic or hazardous materials.

“Environmental Liabilities” means all Liabilities relating to, arising out of or resulting from the effect on the environment of the use, handling, transportation, treatment, storage, disposal, release or discharge of, or any human exposure to, any toxic or hazardous materials, Environmental Law or contract or agreement relating to any such matters (including related removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FIFO Basis” means, with respect to the payment of Unrelated Claims pursuant to the same Shared Policy, the payment in full of each successful claim (regardless of whether a Murphy Oil Insured Party or a Murphy USA Insured

Party is the claimant) in the order in which such successful claim is approved by the insurance carrier, until the limit of the applicable Shared Policy is met.
“Form 10” means the registration statement on Form 10 filed by Murphy USA with the Commission to effect the registration of Murphy USA Common Stock pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time.

“Former Business” means any corporation, partnership, entity, division, business unit, business or set of business operations that has been sold, conveyed, assigned, transferred or otherwise disposed of or divested (other than solely in connection with the Restructuring), in whole or in part, or the operations, activities or production of which has been discontinued, abandoned, completed or otherwise terminated, in whole or in part, in each case, by either Group prior to the Distribution Time.

“Former Refineries Business” has the meaning set forth in the definition of “Murphy Oil Former Business.”

“Governmental Authority” means any multinational, foreign, federal, state, local or other governmental, statutory or administrative authority, regulatory body or commission or any court, tribunal or judicial or arbitral authority which has any jurisdiction or control over either party (or any of their Affiliates).

“Group” means, as the context requires, the Murphy USA Group or the Murphy Oil Group.

“Hangar Rental Agreement” means the Hangar Rental Agreement between Murphy Oil and MOUSA, dated as of the date hereof, substantially in the form of Exhibit I, as such agreement may be amended from time to time in accordance with its terms.

“Indemnified Party” has the meaning set forth in Section 6.04(a).

“Indemnifying Party” has the meaning set forth in Section 6.04(a).

“Indemnitees” means, as the context requires, the Murphy Oil Indemnitees or the Murphy USA Indemnitees.

“Information Statement” means the Information Statement to be sent to each holder of Murphy Oil Common Stock in connection with the Distribution.

“Insured Party” means a Murphy Oil Insured Party or a Murphy USA Insured Party.

“Intercompany Accounts” has the meaning set forth in Section 2.06.

“IRS” means the Internal Revenue Service.

“Liabilities” means any and all claims, debts, liabilities, losses and obligations, absolute or contingent, matured or not matured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under this Agreement, any Applicable Law, any Action or threatened Action, any order or consent decree of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any agreement, commitment or undertaking.

“Losses” means, with respect to any Person, any and all damages, losses, liabilities and expenses incurred or suffered by such Person (including, without limitation, reasonable expenses of investigation and reasonable attorneys’, accountants’, consultants’ and other professionals’ fees and expenses in connection with any and all Actions or threatened Actions and reasonable expenses in connection with the enforcement of the rights hereunder).

“MOUSA” means Murphy Oil USA, Inc.

“Murphy Oil” has the meaning set forth in the preamble.

“Murphy Oil Accounts” has the meaning set forth in Section 2.08.

“Murphy Oil Assumed Actions” has the meaning set forth in Section 5.02(b).

“Murphy Oil Business” means (i) the business conducted by the Murphy Oil Group from time to time, whether before, on or after the Distribution (but excluding the Murphy USA Business and any Murphy USA Former Business) and (ii) the Murphy Oil Former Business.  For the avoidance of doubt, the Murphy USA Contributed Assets, the Specified Calumet/Valero Contracts and any Other Calumet Transferred Operations will not be considered part of the Murphy Oil Business.

“Murphy Oil Common Stock” has the meaning set forth in the recitals to this Agreement.

“Murphy Oil Former Business” means (i) the Former Businesses previously owned, in whole or in part, or previously operated, in whole or in part, primarily by any member of the Murphy Oil Group and (ii) all refineries (and related facilities, other assets or operations transferred prior to the Distribution Time in connection with the transfer of any such refineries) owned, in whole or in part, or operated, in whole or in part, prior to the Distribution Time by Murphy Oil or any of its current or former Subsidiaries or other Affiliates (including, for this purpose, members of the Murphy USA Group) (the “Former Refineries Business”).  For the avoidance of doubt, ethanol plants are not considered “refineries” for purposes of clause (ii) of this definition.

“Murphy Oil Group” means Murphy Oil and its Subsidiaries (other than any member of the Murphy USA Group), including all predecessors to such Persons.

“Murphy Oil Indemnitees” has the meaning set forth in Section 6.02(a).

“Murphy Oil Insured Party” means any member of the Murphy Oil Group that is named insured, additional named insured or insured under any Shared Policy.

“Murphy Oil Liabilities” means (i) all Liabilities expressly delegated or allocated to, or assumed by, Murphy Oil or any member of the Murphy Oil Group under this Agreement or any Ancillary Agreement, including (A) all Liabilities arising in connection with the Murphy Oil Assumed Actions and (B) all Liabilities to the extent relating to, or arising from or in connection with, the Milford Haven, Wales refinery and related facilities, including any purchase or sale of any interest therein, including any Liabilities of MOUSA under its guarantee of certain obligations under the Total Agreement; (ii) except as otherwise specifically provided in this Agreement or any Ancillary Agreement, all Liabilities (whether arising before, on or after the Distribution Date and whether based on facts occurring before, on or after the Distribution Date and including Environmental Liabilities) of or to the extent relating to, or arising from or in connection with, (A) the Murphy Oil Business (including any sale or transfer thereof) or (B) except to the extent included as a Murphy USA Liability pursuant to clause (i) or (ii)(A) of the definition thereof, the Murphy Oil Group.  No Liability shall be both a Murphy Oil Liability and a Murphy USA Liability, and in the event of any inconsistency or conflict that may arise in the application or interpretation of this definition or the definition of “Murphy USA Liabilities”, for the purpose of determining what is and is not a Murphy Oil Liability, the explicit delegation or allocation to, or assumption by, Murphy Oil or any member of the Murphy Oil Group under this Agreement or any Ancillary Agreement shall take priority over any more general textual provision of this Agreement that would otherwise operate to cause such Liability to be a Murphy USA Liability.  For the avoidance of doubt, except as otherwise specifically provided in this Agreement or any Ancillary Agreement, (x) the designation in this Agreement of Liabilities as “Murphy Oil Liabilities” or “Murphy USA Liabilities” is only for purposes of allocating such Liabilities as between the parties and their respective Subsidiaries and shall not affect any obligations to, or give rise to any rights of, any Third Parties and (y) all Liabilities of the Murphy Oil Group or the Murphy USA Group arising from or relating to the sale of any Murphy Oil Former Business will be a Murphy Oil Liability.

“Murphy Oil Policies” has the meaning set forth in Section 4.02.

“Murphy USA” has the meaning set forth in the preamble.

“Murphy USA Accounts” has the meaning set forth in Section 2.08

“Murphy USA Assumed Actions” has the meaning set forth in Section 5.02(a).

“Murphy USA Business” means (i) the business conducted by the Murphy USA Group from time to time, whether before, on or after the Distribution (excluding any Murphy Oil Former Business), (ii) the Murphy USA Former Business, (iii) the Murphy USA Contributed Assets and (iv) the Specified Calumet/Valero Contracts.

“Murphy USA Common Stock” has the meaning set forth in the recitals to this Agreement.

“Murphy USA Contributed Assets” has the meaning set forth on Schedule 1.

“Murphy USA Financing Arrangements” means the Notes and the Credit Facility.

“Murphy USA Former Business” means (i) the Former Businesses previously owned, in whole or in part, or previously operated, in whole or in part, primarily by any member of the Murphy USA Group and (ii) if, but only if, transferred prior to the Distribution Time to Calumet or any of its Affiliates, the so-called “Northern Crude Gathering System” (if so transferred prior to the Distribution Time, the “Other Calumet Transferred Operations”); provided that in no event will the Former Refineries Business be considered a Murphy USA Former Business.

“Murphy USA Group” means Murphy USA and its Subsidiaries as of (and, except where the context clearly indicates otherwise, after) the Distribution Time and after giving effect to the Restructuring, including all predecessors to such Persons.

“Murphy USA Indemnitees” has the meaning set forth in Section 6.03.

“Murphy USA Insured Party” means any member of the Murphy USA Group that is named insured, additional named insured or insured under any Shared Policy.

“Murphy USA Liabilities” means, (i) all Liabilities expressly delegated or allocated to, or assumed by, Murphy USA or any member of the Murphy USA Group under this Agreement or any Ancillary Agreement, including all Liabilities arising in connection with the Murphy USA Assumed Actions; and (ii) except as otherwise specifically provided in this Agreement or any Ancillary Agreement, all Liabilities (whether arising before, on or after the Distribution Date and whether based on facts occurring before, on or after the Distribution Date and including Environmental Liabilities) of or to the extent relating to, or arising from or in connection with, (A) the Murphy USA Business (including any sale or transfer thereof) or (B) except to the extent included as a Murphy Oil Liability pursuant to clause (i) or (ii)(A) of the definition thereof, the Murphy USA Group.  No Liability shall be both a Murphy USA Liability and a Murphy Oil Liability, and in the event of any inconsistency or conflict that may arise in the application or interpretation of this definition or the definition of “Murphy Oil Liabilities”, for the purpose of determining what is and is not a Murphy USA Liability, the explicit delegation or allocation to, or assumption by, Murphy USA or any member of the Murphy USA Group under this Agreement or any Ancillary Agreement shall take priority over any more general textual provision of this Agreement that would otherwise operate to cause such Liability to be a Murphy Oil Liability.  For the avoidance of doubt, except as otherwise specifically provided in this Agreement or any Ancillary Agreement, (x) the designation in this Agreement of Liabilities as “Murphy USA Liabilities” or “Murphy Oil Liabilities” is only for purposes of allocating such Liabilities as between the parties and their respective Subsidiaries and shall not affect any obligations to, or give rise to any rights of, any Third Parties and (y) all Liabilities of the Murphy Oil Group or the Murphy USA Group arising from or relating to the sale of any Murphy USA Former Business will be a Murphy USA Liability.
“Notes” has the meaning set forth in the definition of “Notes Offering Memorandum.”

“Notes Offering Memorandum” means each of the preliminary offering memorandum, subject to completion, dated August 5, 2013, the preliminary offering memorandum supplement, subject to completion, dated August 7, 2013, and the final offering memorandum, dated August 9, 2013, with respect to the offering and sale of $500,000,000 aggregate principal amount of senior unsecured notes of MOUSA (the “Notes”).

“NYSE” means The New York Stock Exchange, Inc.

“Occurrence Based Policies” has the meaning set forth in Section 4.04(a).

“Other Calumet Transferred Operations” has the meaning set forth in the definition of “Murphy USA Former Business.”

“Peach Street Lease Agreement” means the Lease Agreement for 200 Peach Street, El Dorado, Arkansas between Murphy Oil and MOUSA, dated as of the date hereof, substantially in the form of Exhibit F, as such agreement may be amended from time to time in accordance with its terms.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Privilege” has the meaning set forth in Section 5.07(a).

“Privileged Information” has the meaning set forth in Section 5.07(a).

“Receiving Party” has the meaning set forth in Section 5.05.

“Record Date” means the close of business on August 21, 2013, the date determined by the Board of Directors of Murphy Oil as the record date for the Distribution.

“Related Claims” means a claim or claims against a Shared Policy made by one or more Murphy USA Insured Parties, on the one hand, and one or more Murphy Oil Insured Parties, on the other hand, filed in connection with Losses suffered by either a Murphy USA Insured Party or a Murphy Oil Insured Party, as the case may be, arising out of the same underlying transaction or series of transactions or event or series of events that have also given rise to Losses suffered by a Murphy Oil Insured Party or a Murphy USA Insured Party, as the case may be, which Losses are the subject of a claim or claims by such Person against a Shared Policy.

“Representatives” has the meaning set forth in Section 5.06.

“Restructuring” means the reorganization of certain businesses, assets and liabilities of the Murphy Oil Group and the Murphy USA Group to be completed before the Distribution Time, as described in Schedule 1.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shared Policies” has the meaning set forth in Section 4.04(a).

“Specified Calumet/Valero Contracts” means (i) the Crude Supply Agreement dated September 30, 2011, as amended from time to time, by and between MOUSA and Calumet, (ii) the Throughput Agreement dated as of October 1, 2011, as amended from time to time, by and between MOUSA and Valero Marketing and Supply Company and (iii) the Pipeline Servitude Agreement by Valero to MOUSA dated September 29, 2011, as amended from time to time.

“Stock Options Registration Statement” means the Registration Statement on Form S-8 or such other form or forms as may be appropriate, as amended and supplemented, including all documents incorporated by reference therein, to effect the registration under the Securities Act of Murphy USA Common Stock subject to certain stock options granted to current and former officers, employees, directors and consultants of the Murphy Oil Group pursuant to the Employee Matters Agreement.

“Subsidiary” means, with respect to any Person, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Tax Matters Agreement” means the Tax Matters Agreement between Murphy Oil and Murphy USA, dated as of the date hereof, substantially in the form of Exhibit B, as such agreement may be amended from time to time in accordance with its terms.

“Third-Party Claim” has the meaning set forth in Section 6.04(b).

“Third Party” means a Person that is not an Affiliate of the Murphy USA Group or the Murphy Oil Group.

“Trademark Assignment Agreement” means the Trademark Assignment Agreement between Murphy Oil and MOUSA, to be dated as of the date hereof, substantially in the form of Exhibit D, as such agreement may be amended from time to time in accordance with its terms.

“Trademark License Agreement” means the Trademark Assignment Agreement between Murphy Oil and Murphy USA, to be dated as of the date hereof, substantially in the form of Exhibit E, as such agreement may be amended from time to time in accordance with its terms.

“Transition Services Agreement” means the Transition Services Agreement between Murphy Oil and Murphy USA, dated as of the date hereof, substantially in the form of Exhibit C, as such agreement may be amended from time to time in accordance with its terms.

“Unrelated Claims” means a claim or claims against a Shared Policy that is not a Related Claim.

“Unreleased Murphy Oil Liability” has the meaning set forth in Section 2.09(d).

“Unreleased Murphy USA Liability” has the meaning set forth in Section 2.09(b).

“Valero” means Valero Refining-Meraux LLC (together with any of its Affiliates to which it assigns any of its rights).

“Valero Asset Purchase Agreement” means that certain Asset Purchase Agreement, dated as of September 1, 2011, as amended from time to time, between Valero and Murphy Oil.

Section 1.02.  Interpretation.  (a) In this Agreement, unless the context clearly indicates otherwise:

(i)   words used in the singular include the plural and words used in the plural include the singular;

(ii)   references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;

(iii)   except as otherwise clearly indicated, reference to any gender includes the other gender;

(iv)   the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(v)   reference to any Article, Section, Exhibit or Schedule means such Article or Section of, or such Exhibit or Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;

(vi)   the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

(vii)   reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(viii)   reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(ix)   relative to the determination of any period of time, “from” means “from and including,” “to” means “to and including” and “through” means “through and including”;

(x)   the titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement;

(xi)   unless otherwise specified in this Agreement, all references to dollar amounts herein shall be in respect of lawful currency of the United States; and

(xii)   any capitalized term used in an Exhibit or Schedule but not otherwise defined therein shall have the meaning set forth in this Agreement.

ARTICLE 2
Prior to the Distribution

On or prior to the Distribution Date:

Section 2.01.  Information Statement; Listing.  Murphy Oil shall mail the Information Statement to the holders of Murphy Oil Common Stock as of the Record Date.  Murphy Oil and Murphy USA shall take all such actions as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States and shall use reasonable efforts to comply with all applicable foreign securities laws in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.  Murphy USA shall prepare, file and pursue an application to permit listing of the Murphy USA Common Stock on the NYSE.

Section 2.02.  Restructuring.  Each of Murphy Oil and Murphy USA shall use, and shall cause each of its respective Subsidiaries to use, all reasonable efforts to consummate the Restructuring prior to the Distribution Time.

Section 2.03.  Transfers of Certain Other Assets and Liabilities.  Unless otherwise provided in this Agreement or in any Ancillary Agreement and to the extent not previously effected in accordance with Section 2.02, prior to the Distribution Time (a) Murphy Oil shall, or shall cause the relevant member of the Murphy Oil Group to, assign, contribute, convey, transfer and deliver to Murphy USA or any Subsidiary of Murphy USA as of the Distribution Time designated by Murphy USA (a “Murphy USA Designee”) all of the right, title and interest of Murphy Oil or such member of the Murphy Oil Group in and to all assets, if any, held by any member of the Murphy Oil Group that relate solely to the Murphy USA Business (and not to the Murphy Oil Business) and Murphy USA or such Murphy USA Designee shall assume and take transfer of all Liabilities to the extent associated with such assets and (b) Murphy Oil and Murphy USA shall, or shall cause the relevant member of the Murphy USA Group to, assign, contribute, convey, transfer and deliver to Murphy Oil or any Subsidiary of Murphy Oil as of the Distribution Time designated by Murphy Oil (a “Murphy Oil Designee”) all of the right, title and interest of Murphy USA or such member of the Murphy USA Group in and to all assets, if any, held by any member of the Murphy USA Group that relate solely to the Murphy Oil Business (and not to the Murphy USA Business) and Murphy Oil or such Murphy Oil Designee shall assume and take transfer of all Liabilities to the extent associated with such assets.  To the extent any assignment, contribution, conveyance, transfer, delivery or assumption of any asset or Liability of either Group as of the Distribution Time is not effected in accordance with this Section 2.03 prior to the Distribution Time for any reason (including as a result of the failure of the parties to identify it as being required to be transferred pursuant to this Section 2.03, but subject to Section 2.05), it shall be effected as promptly thereafter as practicable.

Section 2.04.  Transfers of Certain Assets to Third Parties.  Murphy USA shall, and shall cause the members of the Murphy USA Group to, cooperate with Murphy Oil with respect to satisfaction of the obligations of Murphy Oil under each of the Calumet Asset Purchase Agreement and the Valero Asset Purchase Agreement, including by assigning, contributing, conveying, transferring and delivering in accordance therewith (a) to Calumet all of the right, title and interest of Murphy USA or any member of the Murphy USA Group in and to all Purchased Assets (as such term is defined in the Calumet Asset Purchase Agreement) in accordance with the terms of the Calumet Asset Purchase Agreement and (b) to Valero all of the right, title and interest of Murphy USA or any member of the Murphy USA Group in and to all Purchased Assets (as such term is defined in the Valero Asset Purchase Agreement) in accordance with the terms of the Valero Asset Purchase Agreement.  Notwithstanding the foregoing, and except for the Specified Calumet/Valero Contracts, all Liabilities relating to, or arising from or in connection with, the Calumet Asset Purchase Agreement or the Valero Asset Purchase Agreement shall be “Murphy Oil Liabilities” (and shall not be “Murphy USA Liabilities”).  Murphy USA shall, and shall cause the members of the Murphy USA Group to, comply with all agreements entered into in connection with any sale of Other Calumet Transferred Operations, and all Liabilities under such agreements will be “Murphy USA Liabilities”.  For the avoidance of doubt, this Agreement shall not give rise to any obligations of Murphy USA or any other member of the Murphy USA Group to, or give rise to any rights of, Calumet, Valero or any of their Affiliates.

Section 2.05.  Agreement Relating To Consents Necessary To Transfer Assets and Liabilities.  Notwithstanding any provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to transfer or assign any asset (including any contract, agreement or instrument but excluding the direct or indirect transfer of capital stock of any member of any Group) or any claim or right or any benefit arising thereunder or resulting therefrom, or to assume any Liability associated therewith, if such transfer, assignment, or assumption without the necessary consent of a Third Party, would result in a breach, or constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default), under any contract, agreement or other material instrument or would otherwise adversely affect the rights of a member of the Murphy Oil Group or Murphy USA Group thereunder.  Murphy Oil and Murphy USA will use their reasonable efforts to obtain the consent of any Third Party or any Governmental Authority, if any, required in connection with the transfer or assignment pursuant to Section 2.03 of any such asset or any such claim or right or benefit arising thereunder and the assumption of any Liability associated therewith.  If and when such consent is obtained, the absence of which caused the deferral of the transfer or assignment of any asset or any claim or right or benefit arising thereunder, or the assumption of any Liability associated therewith, pursuant to Section 2.03 (and assuming any other legal impediments for such transfer, assignment and/or assumption have been removed), such transfer, assignment and/or assumption shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.  During the period in which any transfer, assignment or assumption is delayed pursuant to this Section 2.05 as a result of the absence of a required consent, Murphy Oil and Murphy USA will cooperate in a mutually agreeable arrangement under which the intended transferee would, to the maximum extent possible, obtain the benefits and assume the obligations of the relevant asset, claim, right, benefit and/or Liability in accordance with this Agreement as if the relevant transfer, assignment or assumption had taken place, including by sub-contract, sub-license or sub-lease to such transferee, or under which the transferor would, with respect to an agreement, enforce for the benefit and at the cost of the transferee, with the transferee assuming the transferor’s obligations, any and all rights of the transferor against any Third Party thereunder.  For the avoidance of doubt, nothing contained in this Section 2.05 shall prevent or prohibit the transfer of stock.

Section 2.06.  Intercompany Accounts.  The parties shall use reasonable efforts to settle prior to the Distribution Date (to the extent practicable), all intercompany receivables, payables and other balances, in each case, that arise prior to the Distribution Time between members of the Murphy Oil Group, on the one hand, and members of the Murphy USA Group, on the other hand  (“Intercompany Accounts”), by one or more cash payments in satisfaction of such amounts.  From and after the Distribution Time, the parties shall settle as promptly as practicable and in the manner set forth in the first sentence of this Section 2.06 any Intercompany Accounts that are not settled as of the Distribution Time; provided that any claim by any member of either Group with respect to an Intercompany Account must be made in writing  (which writing shall be provided in accordance with Section 7.01 and be reasonably specific as to the applicable Intercompany Account and the amount thereof) to the applicable member of the other Group within 90 days of the Distribution Date, and any Intercompany Account that is not settled, or that a claim in respect thereof is not made in compliance with Section 2.06, within such 90 day period shall be deemed waived and released in accordance with Section 6.01 without any further action by either party.

Section 2.07.  Intercompany Agreements.  (a) Except as set forth in Section 2.07(b), all agreements, arrangements, commitments or understandings, whether or not in writing, between members of the Murphy Oil Group, on the one hand, and members of the Murphy USA Group, on the other hand, in effect immediately prior to the Distribution shall be terminated, cancelled and of no further force and effect from and after the Distribution Time (including any provision thereof that purports to survive termination).

(b)   The provisions of Section 2.07(a) shall not apply to any of the following agreements, arrangements, commitments or understandings: (i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the parties hereto or any of the members of their respective Groups); (ii) any agreements, arrangements, commitments or understandings to which any Person other than the parties hereto and the members of their respective Groups is a party; (iii) any Intercompany Accounts to the extent such Intercompany Accounts were not satisfied and/or settled in accordance with the first sentence of Section 2.06 (it being understood that such Intercompany Accounts shall be satisfied or settled in accordance with, but shall be subject to the time limitation set forth in, the second sentence of Section 2.06); and (iv) the agreements, arrangements, commitments and understanding set forth on Schedule 2.07(b) and any other agreements, arrangements, commitments or understandings that this Agreement or any Ancillary Agreements expressly contemplate will survive the Distribution Date.

Section 2.08.  Bank Accounts; Cash Balances.  (a) Murphy Oil and Murphy USA each agrees to take, or cause the respective members of their respective Groups to take, at the Distribution Date (or such earlier date as Murphy Oil and Murphy USA may agree), all actions necessary to amend all contracts or agreements governing each bank and brokerage account owned by Murphy USA or any other member of the Murphy USA Group (collectively, the “Murphy USA Accounts”) so that such Murphy USA Accounts, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by Murphy Oil or any other member of the Murphy Oil Group (collectively, the “Murphy Oil Accounts”), are de-linked from the Murphy Oil Accounts.

(b)   Murphy Oil and Murphy USA each agrees to take, or cause the respective members of their respective Groups to take, at the Distribution Date (or such earlier date as Murphy Oil and Murphy USA may agree), all actions necessary to amend all contracts or agreements governing the Murphy Oil Accounts so that such Murphy Oil Accounts, if currently linked to a Murphy USA Account, are de-linked from the Murphy USA Accounts.

(c)   It is intended that, following consummation of the actions contemplated by Sections 2.08(a) and 2.08(b), there will be in place a centralized cash management process pursuant to which the Murphy USA Accounts will be managed centrally and funds collected will be transferred into one or more centralized accounts maintained by Murphy USA.

(d)   It is intended that, following consummation of the actions contemplated by Sections 2.08(a) and 2.08(b), there will continue to be in place a centralized cash management process pursuant to which the Murphy Oil Accounts will be managed centrally and funds collected will be transferred into one or more centralized accounts maintained by Murphy Oil.

(e)   With respect to any outstanding payments initiated by Murphy Oil, Murphy USA, or any of their respective Subsidiaries prior to the Distribution Time, such outstanding payments shall be honored following the Distribution by the Person or Group owning the account from which the payment was initiated.

(f)   As between Murphy Oil and Murphy USA (and the members of their respective Groups) all payments received after the Distribution Date by either party (or member of its Group) that relate to a business, asset or Liability of the other party (or member of its Group), shall be held by such party for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto).  Each party shall maintain an accounting of any such payments, and the parties shall have a monthly reconciliation, whereby all such payments received by each party are calculated and the net amount owed to Murphy Oil or Murphy USA shall be paid over with right of set-off.  If at any time the net amount owed to either party exceeds $500,000, an interim payment of such net amount owed shall be made to the party entitled thereto within three (3) Business Days of such amount exceeding $500,000.  Notwithstanding the foregoing, neither Murphy Oil nor Murphy USA shall act as collection agent for the other party, nor shall either party act as surety or endorser with respect to non-sufficient funds checks or funds to be returned in a bankruptcy or fraudulent conveyance action.

Section 2.09.  Novation of Liabilities.  (a) Each of Murphy Oil and Murphy USA, at the request of the other, shall endeavor, if reasonably practicable, to obtain, or to cause to be obtained, if reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all obligations under agreements, leases, licenses and other Liabilities of any nature whatsoever that constitute Murphy USA Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the Murphy USA Group so that, in any such case, the members of the Murphy USA Group will be solely responsible for the Murphy USA Liabilities (including by providing a substitute letter of credit of like amount or substitute guaranty for any existing letter of credit or guaranty, respectively); provided, however, that neither Murphy Oil nor Murphy USA shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation, except for a substitute letter of credit or substitute guaranty as referenced in the prior parenthetical) to any third Person from whom any such consent, substitution, approval, amendment or release is requested.

(b)   If Murphy Oil or Murphy USA is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the Murphy Oil Group continues to be bound by such agreement, lease, license or other Liability (each, an “Unreleased Murphy USA Liability”), Murphy USA shall, to the extent not prohibited by Applicable Law, as indemnitor, guarantor, agent or subcontractor for such member of the Murphy Oil Group, as the case may be, (i) on a timely basis pay, perform and discharge fully all the Liabilities of such member of the Murphy Oil Group that constitute Unreleased Murphy USA Liabilities and (ii) use its commercially reasonable efforts to effect such payment, performance, or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the Murphy Oil Group.  If and when such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Murphy USA Liabilities shall otherwise become assignable or able to be novated, Murphy Oil shall promptly assign, or cause to be assigned, and Murphy USA or the applicable member of the Murphy USA Group shall assume, such Unreleased Murphy USA Liabilities without exchange of further consideration.

(c)   Each of Murphy Oil and Murphy USA, at the request of the other, shall endeavor, if reasonably practicable, to obtain, or to cause to be obtained, if reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all obligations under agreements, leases, licenses and other Liabilities of any nature whatsoever that constitute Murphy Oil Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the Murphy Oil Group, so that, in any such case, the members of the Murphy Oil Group will be solely responsible for the Murphy Oil Liabilities (including by providing a substitute letter of credit of like amount or substitute guaranty for any existing letter of credit or guaranty, respectively); provided, however, that neither Murphy Oil nor Murphy USA shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation, except for a substitute letter of credit or substitute guaranty as referenced in the prior parenthetical) to any third Person from whom any such consent, substitution, approval, amendment or release is requested.  Notwithstanding the foregoing, neither Murphy Oil nor Murphy USA shall be required to obtain, or to cause to be obtained, any consent, substitution, approval or amendment required to novate or assign any obligations or other Liabilities under or in respect of that certain Sale and Purchase of the Milford Haven Refinery Business, dated as of October 3, 2007, as amended from time to time, among Total UK Limited, Total Milford Haven Refinery Limited, Murco Petroleum Limited and MOUSA (the “Total Agreement”); provided that, for the avoidance of doubt, all such obligations shall be Murphy Oil Liabilities under this Agreement.

(d)   If Murphy Oil or Murphy USA is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the Murphy Oil Group continues to be bound by such agreement, lease, license or other Liability (each, an “Unreleased Murphy Oil Liability”), Murphy Oil shall, to the extent not prohibited by Applicable Law, as indemnitor, guarantor, agent or subcontractor for such member of the Murphy Oil Group, as the case may be, (i) on a timely basis pay, perform and discharge fully all the obligations or other Liabilities of such member of the Murphy Oil Group that constitute Unreleased Murphy Oil Liabilities and (ii) use its commercially reasonable efforts to effect such payment, performance, or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the Murphy USA Group.  If and when such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Murphy USA Liabilities shall otherwise become assignable or able to be novated, Murphy USA shall promptly assign, or cause to be assigned, and Murphy Oil or the applicable member of the

Murphy Oil Group shall assume, such Unreleased Murphy Oil Liabilities without exchange of further consideration.

Section 2.10.  Further Assurances and Consents.  In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under Applicable Laws and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including but not limited to using its reasonable efforts to obtain any consents and approvals and to make any filings and applications necessary or desirable in order to consummate the transactions contemplated by this Agreement.

ARTICLE 3
Distribution

Section 3.01.  Conditions Precedent to Distribution.  In no event shall the Distribution occur unless each of the following conditions shall have been satisfied (or waived by Murphy Oil in its sole discretion):

(i)   the Board of Directors of Murphy Oil shall be satisfied that the Distribution will be made out of surplus within the meaning of Section 170 of the General Corporation Law of the State of Delaware;

(ii)   the Board of Directors of Murphy Oil shall have approved the Distribution and shall not have abandoned the Distribution or terminated this Agreement at any time prior to the Distribution;

(iii)   the Restructuring shall have been completed;

(iv)   the Form 10 shall have been filed with the Commission and declared effective by the Commission, no stop order suspending the effectiveness of the Form 10 shall be in effect, no proceedings for such purpose shall be pending before or threatened by the Commission, and the Information Statement shall have been mailed to holders of the Murphy Oil Common Stock as of the Record Date;

(v)   all actions and filings necessary or appropriate under applicable federal, state or foreign securities or “blue sky” laws and the rules and regulations thereunder shall have been taken and, where applicable, become effective or been accepted;

(vi)   the Murphy USA Common Stock to be delivered in the Distribution shall have been approved for listing on the NYSE, subject to official notice of issuance;

(vii)   the Board of Directors of Murphy USA, as named in the Information Statement, shall have been duly elected, and the amended and restated certificate of incorporation and the amended and restated bylaws of Murphy USA, each in substantially the form filed as an exhibit to the Form 10, shall be in effect;

(viii)   each of the Ancillary Agreements shall have been duly executed and delivered by the parties thereto;

(ix)   Murphy Oil shall have received a private letter ruling from the IRS and an opinion of Davis Polk & Wardwell LLP (neither of which shall have been revoked or modified in any material respect), in each case, reasonably satisfactory to Murphy Oil, confirming that the Distribution will be tax free to Murphy Oil and to the stockholders of Murphy Oil for United States federal income tax purposes;

(x)   no Applicable Law shall have been adopted, promulgated or issued that prohibits the consummation of the Distribution or any of the other transactions contemplated hereby;

(xi)   any material governmental approvals and consents and any material permits, registrations and consents from Third Parties, in each case, necessary to effect the Distribution and to permit the operation of the Murphy USA Business after the Distribution Date substantially as it is conducted at the date hereof shall have been obtained;

(xii)   a credit facility shall have been made available to MOUSA by its lenders on terms and in an amount satisfactory to Murphy Oil; and

(xiii)   no event or development shall have occurred or exist that, in the judgment of the Board of Directors of Murphy Oil, in its sole discretion, makes it inadvisable to effect the Distribution or the other transactions contemplated hereby.

Each of the foregoing conditions is for the sole benefit of Murphy Oil and shall not give rise to or create any duty on the part of Murphy Oil or its Board of Directors to waive or not to waive any such condition or to effect the Distribution, or in any way limit Murphy Oil’s rights of termination as set forth in Section 7.11 or alter the consequences of any termination from those specified in Section 7.11.  Any determination made by Murphy Oil on or prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.01 shall be conclusive and binding on the parties.

Section 3.02.  The Distribution.  (a) Murphy Oil shall, in its sole discretion, determine the Distribution Date and all terms of the Distribution, including the timing of the consummation of all or part of the Distribution.  Murphy Oil may, at any time and from time to time until the consummation of the Distribution, modify or change the terms of the Distribution including, without limitation, by accelerating or delaying the timing of the consummation of all or part of the Distribution.  For the avoidance of doubt, nothing in this Agreement shall in any way limit Murphy Oil’s right to terminate this Agreement or the Distribution as set forth in Section 7.11 or alter the consequences of any such termination from those specified in Section 7.11.

(b)   Subject to the terms and conditions set forth in this Agreement, (i) on or prior to the Distribution Date, Murphy Oil shall take such steps as are reasonably necessary or appropriate to permit the Distribution by the Distribution Agent of validly issued, fully paid and nonassessable shares of Murphy USA Common Stock, registered in book-entry form through the registration system, (ii) the Distribution shall be effective at the Distribution Time, and (iii) Murphy Oil shall instruct the Distribution Agent to distribute, on or as soon as practicable after the Distribution Date, to each holder of record of Murphy Oil Common Stock as of the Record Date, by means of a pro rata dividend, one share of Murphy USA Common Stock for every four shares of Murphy Oil Common Stock so held.  Following the Distribution Date, Murphy USA agrees to provide all book-entry transfer authorizations for shares of Murphy USA Common Stock that Murphy Oil or the Distribution Agent shall require (after giving effect to Sections 3.03 and 3.04) in order to effect the Distribution.

Section 3.03.  Fractional Shares.  No fractional shares of Murphy USA Common Stock will be distributed in the Distribution.  The Distribution Agent will be directed to determine (based on the aggregate number of shares held by each holder) the number of whole shares and the fractional share of Murphy USA Common Stock allocable to each holder of Murphy Oil Common Stock as of the Record Date.  Upon the determination by the Distribution Agent of such numbers of whole shares and fractional shares, as soon as practicable on or after the Distribution Date, the Distribution Agent, acting on behalf of the holders thereof, shall aggregate the fractional shares into whole shares and shall sell the whole shares obtained thereby for cash on the open market (with the Distribution Agent, in its sole discretion, determining when, how and through which broker-dealer(s) and at which price(s) to make such sales) and shall thereafter promptly distribute to each such holder entitled thereto (pro rata based on the fractional share such holder would have been entitled to receive in the Distribution) the resulting aggregate cash proceeds, after making appropriate deductions of the amounts required to be withheld for United States federal income tax purposes, if any, and after deducting an amount equal to all brokerage fees and commissions, transfer taxes and other costs attributed to the sale of shares pursuant to this Section 3.03.  Neither Murphy Oil nor Murphy USA will be required to guarantee any minimum sale price for the fractional shares.  Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payments made in lieu of fractional shares.

Section 3.04.  NO REPRESENTATIONS OR WARRANTIES.  EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER DISTRIBUTION DOCUMENT, NO MEMBER OF EITHER GROUP MAKES ANY

REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, TO ANY MEMBER OF THE OTHER GROUP OR ANY OTHER PERSON WITH RESPECT TO ANY OF THE TRANSACTIONS OR MATTERS CONTEMPLATED HEREBY (INCLUDING WITH RESPECT TO THE BUSINESS, ASSETS, LIABILITIES, CONDITION OR PROSPECTS (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOLVING, EITHER BUSINESS, OR THE SUFFICIENCY OF ANY ASSETS TRANSFERRED TO THE APPLICABLE GROUP, OR THE TITLE TO ANY SUCH ASSETS, OR THAT ANY REQUIREMENTS OF APPLICABLE LAW ARE COMPLIED WITH WITH RESPECT TO THE RESTRUCTURING OR THE DISTRIBUTION).  EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER DISTRIBUTION DOCUMENT, EACH MEMBER OF EACH GROUP SHALL TAKE ALL OF THE BUSINESS, ASSETS AND LIABILITIES TRANSFERRED TO OR ASSUMED BY IT PURSUANT TO THIS AGREEMENT OR ANY DISTRIBUTION DOCUMENT ON AN “AS IS, WHERE IS” BASIS, AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A SPECIFIC PURPOSE OR OTHERWISE ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE 4
Insurance Matters

Section 4.01.  Insurance Prior to the Distribution Time.  Except as may otherwise be expressly provided in this Article 4, Murphy USA does hereby agree, for itself and on behalf of the Murphy USA Group, that the Murphy Oil Group shall not have any Liability whatsoever to the Murphy USA Group as a result of the insurance policies, insurance contracts and claim administration contracts and practices related to the foregoing of the Murphy Oil Group in effect at any time prior to the Distribution Time, including as a result of the level or scope of any such insurance policies, insurance contracts, claim administration contracts, the creditworthiness of any insurance carrier, the terms and conditions of any policy or contract and the adequacy or timeliness of any notice, or lack thereof, to any insurance carrier, bank trustee for any insurer, scheme administrator for any insurer, or claims administrator with respect to any actual claim or potential claim or otherwise.

Section 4.02.  Ownership of Existing Policies and Programs. Murphy Oil or any member of the Murphy Oil Group will continue to own all insurance policies, insurance contracts and claim administration contracts of any kind of any member of the Murphy Oil Group which were or are in effect at any time at or prior to the Distribution Time (other than insurance policies, insurance contracts and claim administration contracts established in contemplation of the Distribution to cover only the Murphy USA Group after the Distribution Time), together with all rights, benefits and privileges under any of the foregoing (collectively, the “Murphy Oil Policies”). Subject to the provisions of this Agreement, including the Murphy USA Group’s rights under Section 4.04, (a) the members of the Murphy Oil Group shall retain all of their respective rights, benefits and privileges, if any, under the Murphy Oil Policies and (b) coverage of the Murphy USA Group under the Murphy Oil Policies shall cease as of the Distribution Time with respect to all Losses to the extent incurred or suffered by the Murphy USA Group in connection with, relating to, arising out of or due to, directly or indirectly, any event or occurrence at or after the Distribution Time.  Nothing contained herein shall be construed to be an attempted assignment of or a change to any part of the ownership of the Murphy Oil Policies or shall be construed to waive any right or remedy of any member of the Murphy Oil Group in respect thereof.  No provision of this Agreement is intended to relieve any insurer of any Liability under any policy.

Section 4.03.  Acquisition and Maintenance of Post-Distribution Insurance by Murphy USA.  Commencing on and as of the Distribution Time, Murphy USA shall be responsible for establishing and maintaining a separate insurance program consisting of the types of insurance policies and coverages that Murphy USA considers appropriate to carry on behalf of the Murphy USA Group.  Each member of the Murphy USA Group, as appropriate, shall be responsible for all administrative and financial matters relating to insurance policies established and maintained by any member of the Murphy USA Group and claims relating to any period at or after the Distribution Time involving any member of the Murphy USA Group.

Section 4.04.  Rights Under Shared Policies.  (a) At and after the Distribution Time: (i) Murphy USA and the other members of the Murphy USA Group will have the right to assert and prosecute and/or continue to prosecute claims for any Losses with respect to the Murphy USA Business under Murphy Oil Policies that cover any member of the Murphy USA Group and/or any or all of the Murphy USA Business within the definition of the named insured, additional named insured, additional insured or insured (excluding, for the avoidance of doubt, any group health and welfare insurance policies) (“Shared Policies”) with Third Party insurers that are “occurrence based” insurance policies (such Shared Policies, “Occurrence Based Policies”) arising out of insured occurrences occurring from the date coverage thereunder first commenced until the Distribution Time to the extent that the terms and conditions of any such Occurrence Based Policies and agreements relating thereto so allow and (ii) Murphy USA and the other members of the Murphy USA Group will have the right to continue to prosecute claims with respect to the Murphy USA Business under Shared Policies with Third Party insurers that are made under liability insurance policies written on a “claims made” basis (such Shared Policies, “Claims Made Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Distribution Time to the extent that the terms and conditions of any such Claims Made Policies and agreements relating thereto so allow; provided that in the case of clauses (i) and (ii), (A) subject to Section 4.04(c), the Murphy Oil Group may, at any time, without liability or obligation to the Murphy USA Group, amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Shared Policies (and such claims shall be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications); (B) such claims will be subject to (and recovery thereon will be reduced by the amount of) any applicable deductibles, retentions or self-insurance provisions, and, with respect to any such deductibles, retentions or self-insurance provisions which require a payment by a member of the Murphy Oil Group in respect thereof, Murphy USA shall reimburse such member of the Murphy Oil Group for a pro rata portion of such payment based on Murphy USA’s interest in such claim; (C) Murphy USA shall be responsible for and shall pay any claims handling expenses or residual Liability arising from such claims and (D) such claims will be subject to exhaustion of existing sublimits and aggregate limits as provided in Section 4.04(d).

(b)   Murphy Oil will use reasonable efforts to assist Murphy USA in asserting claims and establishing its right to coverage under applicable Shared Policies if so requested by Murphy USA in writing (so long as all of the Murphy Oil Group’s out-of-pocket expenses in connection therewith are promptly paid by Murphy USA following receipt of an invoice for such expenses), but Murphy Oil will not be otherwise obligated to negotiate, investigate, defend, settle or otherwise handle such claims on behalf of Murphy USA.  No member of the Murphy Oil Group will bear any Liability for the failure of an insurer to pay any claim under any Shared Policy. It is understood that any Claims Made Policies may not provide any coverage to the Murphy USA Group for incidents occurring prior to the Distribution Time but that are asserted with the insurance carrier after the Distribution Time.

(c)   In the event that after the Distribution Time Murphy Oil proposes to amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Shared Policies, in respect of periods of coverage prior to the Distribution Time, under which Murphy USA, the Murphy USA Business or the other members of the Murphy USA Group has or may in the future have rights to assert claims pursuant to this Article 4 in a manner that would adversely affect any such rights of Murphy USA, the Murphy USA Business or any of the other members of the Murphy USA Group, (i) Murphy Oil will, if such proposed action would be material to the Murphy USA Group, give Murphy USA prior notice thereof and consult with Murphy USA with respect to such action and (ii) Murphy Oil will pay to Murphy USA its equitable share (as reasonably determined by Murphy Oil), if any, of any net proceeds actually received by Murphy Oil from the insurer under the applicable Shared Policy as a result of such action by Murphy Oil (after deducting Murphy Oil’s out-of-pocket expenses incurred in connection with such action).

(d)   To the extent that the limits of any Shared Policy preclude payment in full of Unrelated Claims filed by any member of the Murphy Oil Group, on the one hand, and any member of the Murphy USA Group, on the other hand, the insurance proceeds available under such Shared Policy shall be paid to Murphy Oil and/or Murphy USA, as applicable, on a FIFO Basis.  In the event that any member of the Murphy Oil Group, on the one hand, and any member of the Murphy USA Group, on the other hand, files Related Claims under any Shared Policy, each of Murphy Oil and Murphy USA shall receive a pro rata amount of the available insurance proceeds, based on the relationship the Loss incurred by each such party bears to the total Loss to both such parties from the occurrence or event underlying the Related Claims.

(e)   In no event (except as provided in Section 4.04(c) or Section 4.04(d)) will any member of the Murphy Oil Group have any liability or obligation whatsoever to any member of the Murphy USA Group if any Shared Policy is terminated or otherwise ceases to be in effect for any reason, is unavailable or inadequate to cover any Liability of any member of the Murphy USA Group for any reason whatsoever or is not renewed or extended beyond the current expiration date.

Section 4.05.  Administration and Reserves.  (a) From and after the Distribution Time, the Murphy Oil Group will be responsible for the Claims Administration with respect to claims of the Murphy Oil Group under Shared Policies.

(b)   From and after the Distribution Time, the Murphy USA Group will be responsible for the Claims Administration with respect to claims of the Murphy USA Group under Shared Policies, and Murphy Oil shall provide appropriate instructions to the applicable insurance brokers under the Shared Policies to facilitate Claims Administration by Murphy USA.  Murphy USA shall provide advance notice to Murphy Oil of any such claims.

(c)   Each party agrees to consider in good faith (but shall have no obligation to accept) any requests by the other party to provide assistance to, and cooperate with, such party or any member of its Group with respect to the Claims Administration referred to in Sections 4.05(a) and 4.05(b).  None of the members of either Group and their respective directors, officers, agents and employees shall have any liability, whether direct or indirect, in contract or tort or otherwise, to any Person for or in connection with the provision of such assistance or cooperation.  All out-of-pocket expenses incurred by either party or any member of its Group in providing any such assistance or cooperation shall be reimbursed promptly by the other party or any member of its Group.

Section 4.06.  Insurance Premiums.  From and after the Distribution Time, Murphy Oil will pay all premiums, taxes, assessments or similar charges (retrospectively-rated or otherwise) as required under the terms and conditions of the respective Shared Policies in respect of periods of coverage prior to the Distribution Time, whereupon Murphy USA will upon the request of Murphy Oil promptly reimburse Murphy Oil for that portion of such additional premiums and other payments paid by Murphy Oil as are reasonably determined by Murphy Oil to be attributable to the Murphy USA Business; provided that, prior to agreeing to pay any such premiums or other payments that would reasonably be expected to result in a requirement for Murphy USA to provide reimbursement under this Section 4.06, Murphy Oil shall, to the extent reasonably practicable, provide Murphy USA with prior notice and a reasonable opportunity to consult with Murphy Oil with respect thereto.  Notwithstanding the foregoing, to the extent that Murphy USA has previously paid a premium (or has been allocated a portion of a premium by Murphy Oil) or satisfied a deductible amount under a Shared Policy, Murphy USA shall not be required to pay such premium pursuant to the foregoing sentence or satisfy such deductible again if Murphy USA makes a claim under such Shared Policy in accordance with this Article 4.

Section 4.07.  Agreement for Waiver of Conflict and Shared Defense.  In the event that a Shared Policy provides coverage for both a member of the Murphy Oil Group, on the one hand, and a member of the Murphy USA Group, on the other hand, relating to the same occurrence, Murphy Oil and Murphy USA agree to defend the relevant matter jointly, provided that in the event there is a conflict of interest which in the reasonable opinion of either party would otherwise prevent the conduct of that joint defense, the parties shall cooperate to pursue coverage under such Shared Policy pursuant to appropriate arrangements (which may require separate counsel) as permitted by such Shared Policy. Nothing in this Section 4.07 will be construed to limit or otherwise alter in any way the indemnity obligations of the parties, including those created by this Agreement, by operation of law or otherwise.

Section 4.08.  Duty to Mitigate.  To the extent that either Murphy Oil or Murphy USA is responsible for the Claims Administration for any claim under any Shared Policy after the Distribution Time, such party shall use its reasonable efforts to mitigate the amount of any Loss which is the subject of such claim under the applicable Shared Policy.

Section 4.09.  Non-Waiver of Rights to Coverage.  An insurance carrier that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the provisions of this Article 4, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurance carrier or any Third Party shall be entitled to a benefit (i.e., a benefit such Person would not be entitled to receive had the Distribution not occurred or in the absence of the provisions of this Article 4) by virtue of the provisions hereof.

ARTICLE 5
Access to Information

Section 5.01.  Access to Information.  (a) For a period of six years after the Distribution Date, each Group shall afford promptly the other Group and its agents and, to the extent required by Applicable Law, authorized representatives of any Governmental Authority of competent jurisdiction, reasonable access (which shall include, to the extent reasonably requested, the right to make copies)

during normal business hours to its books of account, financial and other records (including accountant’s work papers, to the extent any required consents have been obtained), information, employees and auditors to the extent necessary or useful for such other Group in connection with any audit, investigation, dispute or litigation, complying with their obligations under this Agreement or any Ancillary Agreement, any regulatory proceeding, any regulatory filings, complying with reporting disclosure requirements or any other requirements imposed by any Governmental Authority or any other reasonable business purpose of the Group requesting such access; provided that any such access shall not unreasonably interfere with the conduct of the business of the Group providing such access; provided further that in the event any party reasonably determines that affording any such access to the other party would be commercially detrimental in any material respect or violate any Applicable Law or agreement to which such party or member of its Group is a party, or waive any attorney-client privilege applicable to such party or any member of its Group, the parties shall use reasonable efforts to permit the compliance with such request in a manner that avoids any such harm or consequence.

(b)   Without limiting the generality of the foregoing, until the end of the first full Murphy USA fiscal year occurring after the Distribution Date (and for a reasonable period of time afterwards as required for each party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), each party shall use reasonable efforts to cooperate with the other party’s information requests to enable the other party to meet its timetable for dissemination of its earnings releases and financial statements and enable such other party’s auditors timely to complete their audit of the annual financial statements and review of the quarterly financial statements.

Section 5.02.  Litigation Cooperation.  (a) Effective as of the Distribution Time, the applicable member of the Murphy USA Group shall assume and thereafter be responsible for all Liabilities of either Group that may result from the Murphy USA Assumed Actions and, subject to Section 6.04(c), all fees and costs relating to the defense of the Murphy USA Assumed Actions, including attorneys’, accountants’, consultants’ and other professionals’ fees and expenses that have been incurred prior to the Distribution Time and are unpaid as of the Distribution Time, or, that are incurred on or after the Distribution Time. “Murphy USA Assumed Actions” means those Actions primarily relating to the Murphy USA Business, including those in which any member of the Murphy Oil Group or any Affiliate of a member of the Murphy Oil Group is a defendant or a party against whom the claim or investigation is directed.  If any member of the Murphy Oil Group has any rights or claims against a Third Party insurer or other Third Party in connection with or relating to any Murphy USA Assumed Action, such member shall, subject to Section 2.05, transfer and assign to the applicable member of the Murphy USA Group all such rights or claims and cooperate with the Murphy USA Group in connection with the enforcement and collection thereof.

(b)   Effective as of the Distribution Time, the applicable member of the Murphy Oil Group shall assume and thereafter be responsible for all Liabilities of either Group that may result from the Murphy Oil Assumed Actions and, subject to Section 6.04(c), all fees and costs relating to the defense of the Murphy Oil Assumed Actions, including attorneys’, accountants’, consultants’ and other professionals’ fees and expenses that have been incurred prior to the Distribution Time and are unpaid as of or after the Distribution Time, or, that are incurred on or after the Distribution Time. “Murphy Oil Assumed Actions” means those Actions primarily related to the Murphy Oil Business, including those in which any member of the Murphy USA Group or any Affiliate of a member of the Murphy USA Group is a defendant or the party against whom the claim or investigation is directed.  If any member of the Murphy USA Group has any rights or claims against a Third Party insurer or other Third Party in connection with or relating to any Murphy Oil Assumed Action, such member shall, subject to Section 2.05, transfer and assign to the applicable member of the Murphy Oil Group all such rights or claims and cooperate with the Murphy Oil Group in connection with the enforcement and collection thereof.

(c)   Each party agrees that at all times from and after the Distribution Time if an Action relating primarily to its Business is commenced by a Third Party naming a member of each Group as defendants thereto, then such action shall be deemed to be a Murphy USA Assumed Action (in the case of an Action primarily related to the Murphy USA Business) or a Murphy Oil Assumed Action (in the case of an Action primarily related to the Murphy Oil Business) and the party as to which the Action primarily relates shall use its reasonable efforts to cause the other party or member of its Group to be removed from such Action.

(d)   The parties agree that at all times from and after the Distribution Time, if an Action which does not relate primarily to either party’s Business is commenced by a Third Party naming a member of each Group as a defendant thereto, then the parties shall cooperate and consult to the extent necessary or advisable with respect to such Action.

(e)   Each Group shall use reasonable efforts to make available to the other Group and its attorneys, accountants, consultants and other designated representatives, upon written request, its directors, officers, employees and representatives as witnesses, and shall otherwise cooperate with the other Group, to the extent reasonably requested in connection with any Action arising out of either Group’s Business prior to the Distribution Time in which the requesting Group may from time to time be involved.

Section 5.03.  Reimbursement.  Each Group providing information or witnesses to the other Group or otherwise incurring any out-of-pocket expense in connection with cooperating under Section 5.01 or Section 5.02 shall be entitled to receive from the recipient thereof, upon the presentation of invoices therefor, payment for all out-of-pocket costs and expenses (including attorney’s fees but excluding reimbursement for general overhead, salary and employee benefits) actually incurred in providing such access, information, witnesses or cooperation.

Section 5.04.  Ownership of Information.  All information owned by one party (or a member of its Group) that is provided to the other party (or a member of its Group) under Section 5.01 or Section 5.02 shall be deemed to remain the property of the providing party.  Unless specifically set forth herein or in any Ancillary Agreement, nothing contained in this Agreement shall be construed to grant or confer rights of license or otherwise in any such information.

Section 5.05.  Retention of Records.  Except as otherwise required by Applicable Law or agreed to in writing, each party shall, and shall cause the members of its Group to, retain, in accordance with the practice of such party applicable to the retention of its own information as in effect from time to time, any and all information in its possession or control relating to the other Group’s Business.  Neither party shall destroy, or permit the destruction, or otherwise dispose, or permit the disposal, of any such information, subject to such retention practice, unless, prior to such destruction or disposal, the party proposing (or whose Group member is proposing) such destruction or disposal (the “Disposing Party”) provides not less than 30 days’ prior written notice to the other party (the “Receiving Party”), specifying the information proposed to be destroyed or disposed of and the scheduled date for such destruction or disposal.  If the Receiving Party shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to the Receiving Party, the Disposing Party shall promptly arrange for the delivery of such of the information as was requested at the expense of the Receiving Party; provided that in the event that the Disposing Party reasonably determines that any such provision of information would violate any Applicable Law or agreement to which such party or member of its Group is a party, or waive any attorney-client privilege applicable to such party or any member of its Group, the parties shall use reasonable efforts to permit the prompt compliance with such request in a manner that avoids any such harm or consequence.  Any records or documents that were subject to a litigation hold prior to the Distribution Date must be retained by the applicable party until such party or member of its Group is notified by the other party that the litigation hold is no longer in effect.

Section 5.06.  Confidentiality.  Each party acknowledges that it or a member of its Group may have in its possession, and, in connection with this Agreement and the Ancillary Agreements, may receive, Confidential Information of the other party or any member of its Group (including information in the possession of such other party relating to its clients or customers).  Each party shall hold and shall cause its directors, officers, employees, agents, consultants and advisors (“Representatives”) and the members of its Group and their Representatives to hold in strict confidence and not to use except as permitted by this Agreement or any Ancillary Agreement all such Confidential Information concerning the other Group unless (a) such party or any of the members of its

Group or its or their Representatives is compelled to disclose such Confidential Information by judicial or administrative process or by other requirements of Applicable Law or (b) such Confidential Information can be shown to have been (i) in the public domain through no fault of such party or any of the members of its Group or its or their Representatives, (ii) lawfully acquired after the Distribution Date on a non-confidential basis from other sources not known by such party to be under any legal obligation to keep such information confidential or (iii) developed by such party or any of the members of its Group or its or their Representatives without the use of any Confidential Information of the other Group.  Notwithstanding the foregoing, such party or member of its Group or its or their Representatives may disclose such Confidential Information to the members of its Group and its or their Representatives so long as such Persons are informed by such party of the confidential nature of such Confidential Information and are directed by such party to treat such information confidentially.  The obligation of each party and the members of its Group and its and their Representatives to hold any such Confidential Information in confidence shall be satisfied if they exercise the same level of care with respect to such Confidential Information as they would with respect to their own proprietary information.  If such party or any of a member of its Group or any of its or their Representatives becomes legally compelled to disclose any documents or information subject to this Section 5.06, such party will promptly notify the other party and, upon request, use reasonable efforts to cooperate with the other party’s efforts to seek a protective order or other remedy.  If no such protective order or other remedy is obtained or if the other party waives in writing such party’s compliance with this Section 5.06, such party or the member of its Group or its or their Representatives may furnish only that portion of the information which it concludes, after consultation with counsel, is legally required to be disclosed and will exercise its reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.  Each party agrees to be responsible for any breach of this Section 5.06 by it, the members of its Group and its and their Representatives.

Section 5.07.  Privileged Information.  (a) The parties acknowledge that members of the Murphy Oil Group, on the one hand, and members of the Murphy USA Group, on the other hand, may possess documents or other information regarding the other Group that is or may be subject to the attorney-client privilege, the work product doctrine or common interest privilege (collectively, “Privileges”; and such documents and other information collectively, the “Privileged Information”).  Each party agrees to use reasonable efforts to protect and maintain, and to cause their respective Affiliates to protect and maintain, any applicable claim to Privilege in order to prevent any of the other Group’s Privileged Information from being disclosed or used in a manner inconsistent with such Privilege without the other party’s consent.  Without limiting the generality of the foregoing, a party and its Affiliates shall not, without the other party’s prior written consent, (i) waive any Privilege with respect to any of the other party’s or any member of its Group’s Privileged Information, (ii) fail to defend any Privilege with respect to any such Privileged Information, or (iii) fail to take any other actions reasonably necessary to preserve any Privilege with respect to any such Privileged Information.

(b)   Upon receipt by a party or any member of such party’s Group of any subpoena, discovery or other request that calls for the production or disclosure of Privileged Information of the other party or a member of its Group, such party shall promptly notify the other party of the existence of the request and shall provide the other party a reasonable opportunity to review the information and to assert any rights it or a member of its Group may have under this Section 5.07 or otherwise to prevent the production or disclosure of such Privileged Information. Each party agrees that neither it nor any member of its Group will produce or disclose any information that may be covered by a Privilege of the party or a member of its Group under this Section 5.07 unless (i) the other party has provided its written consent to such production or disclosure (which consent shall not be unreasonably withheld) or (ii) a court of competent jurisdiction has entered an order finding that the information is not entitled to protection under any applicable Privilege or otherwise requires disclosure of such information.

ARTICLE 6
Release; Indemnification

Section 6.01.  Release of Pre-Distribution Claims.

(a)   Except (i) as provided in Section 6.01(b) and (ii) as otherwise expressly provided in this Agreement or any Ancillary Agreement, each party hereto does hereby, on behalf of itself and each member of its Group, and each of their successors and assigns, release and forever discharge the other party and the other members of such party’s Group, and their respective successors and assigns, and all Persons who at any time prior to the Distribution Time have been directors, officers or employees of such other party or any member of its Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (collectively, the “Released Parties”), from any and all demands, Actions and Liabilities whatsoever, whether at law or in equity (including any right of contribution or any right pursuant to any Environmental Law whether now or hereinafter in effect), whether arising under any contract or agreement, by operation of law or otherwise (and including for the avoidance of doubt, those arising as a result of the negligence, strict liability or any other liability under any theory of law or equity of, or any violation of law by any Released Party), existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions and all other activities to implement the Distribution. Murphy Oil shall cause each of the other members of the Murphy Oil Group to, effective as of the Distribution Time, release and forever discharge each of the Murphy USA Indemnitees as and to the same extent as the release and discharge provided by Murphy Oil pursuant to the foregoing provisions of this Section 6.01(a). Murphy USA shall cause each of the other members of the Murphy USA Group to, effective as of the Distribution Time, release and discharge each of the Murphy Oil Indemnitees as and to the same extent as the release and discharge provided by Murphy USA pursuant to the foregoing provisions of this Section 6.01(a).

(b)   Nothing contained in Section 6.01(a) shall impair any right of any Person identified in Section 6.01(a) to enforce this Agreement or any Ancillary Agreement. Nothing contained in Section 6.01(a) shall release or discharge any Person from:

(i)   any Liability assumed, transferred, assigned, retained or allocated to that Person in accordance with, or any other Liability of that Person under, this Agreement or any of the Ancillary Agreements;

(ii)   any Liability that is expressly specified in this Agreement (including Section 2.06 and Section 2.07) or any Ancillary Agreement to continue after the Distribution Time, but subject to any limitation set forth in this Agreement (including Section 2.06 and Section 2.07) or any Ancillary Agreement relating specifically to such Liability; or

(iii)   any Liability the release of which would result in the release of any Person other than a member of the Murphy Oil Group or any related Released Party; provided, however, that the parties hereto agree not to bring or allow their respective Subsidiaries to bring suit against the other party or any related Released Party with respect to any such Liability.

In addition, nothing contained in Section 6.01(a) shall release any party or any member of its Group from honoring its existing obligations to indemnify, or advance expenses to, any Person who was a director, officer or employee of such party or any member of its Group, at or prior to the Distribution Time, to the extent such Person was entitled to such indemnification or advancement of expenses pursuant to then-existing obligations; provided, however, that to the extent applicable, Section 6.02 hereof shall determine whether any party shall be required to indemnify the other or a member of its Group in respect of such Liability.

(c)   No party hereto shall make, nor permit any member of its Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against the other party, or any related Released Party, with respect to any Liability released pursuant to Section 6.01(a).

(d)   It is the intent of each of the parties hereto by virtue of the provisions of this Section 6.01 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date between members of the Murphy Oil Group, on the one hand, and members of the Murphy USA Group, on the other hand, (including any contractual agreements or arrangements existing or alleged to exist between the parties on or before the Distribution Date), except as expressly set forth in Section 6.01(b) or as expressly provided in this Agreement or any Ancillary Agreement. At any time, at the reasonable request of either Murphy Oil or Murphy USA, the other party hereto shall execute and deliver (and cause its respective Subsidiaries to execute and deliver) releases reflecting the provisions hereof.

Section 6.02.  Murphy USA Indemnification of the Murphy Oil Group.  (a) Effective as of and after the Distribution Time, Murphy USA shall indemnify, defend and hold harmless the Murphy Oil Group and the respective directors, officers, employees and Affiliates of each Person in the Murphy Oil Group (the “Murphy Oil Indemnitees”) from and against any and all Losses incurred or suffered by any of the Murphy Oil Indemnitees arising out of or in connection with (i) any of the Murphy USA Liabilities, or the failure of any member of the Murphy USA Group to pay, perform or otherwise discharge any of the Murphy USA Liabilities and (ii) any breach by Murphy USA or any member of the Murphy USA Group of this Agreement or any Ancillary Agreement.

(b)   Except to the extent set forth in Section 6.03(b), effective as of and after the Distribution Time, Murphy USA shall indemnify, defend and hold harmless each of the Murphy Oil Indemnitees and each Person, if any, who controls any Murphy Oil Indemnitee within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Losses caused by any untrue statement or alleged untrue statement of a material fact contained in the Form 10 or any amendment thereof, the Information Statement (as amended or supplemented if Murphy USA shall have furnished any amendments or supplements thereto), the Stock Options Registration Statement or any offering memorandum or other marketing materials prepared in connection with the Murphy USA Financing Arrangements or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 6.03.  Murphy Oil Indemnification of Murphy USA Group.  (a) Effective as of and after the Distribution Time, Murphy Oil shall indemnify, defend and hold harmless the Murphy USA Group and the respective directors, officers, employees and Affiliates of each Person in the Murphy USA Group (the “Murphy USA Indemnitees”) from and against any and all Losses incurred or suffered by any of the Murphy USA Indemnitees and arising out of or in connection with (i) any of the Murphy Oil Liabilities, or the failure of any member of the Murphy Oil Group to pay, perform or otherwise discharge any of the Murphy Oil Liabilities and (ii) any breach by Murphy Oil or any member of the Murphy Oil Group of this Agreement or any Ancillary Agreement.

(b)   Effective as of and after the Distribution Time, Murphy Oil shall indemnify, defend and hold harmless each of the Murphy USA Indemnitees and each Person, if any, who controls any Murphy USA Indemnitee within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Losses caused by any untrue statement or alleged untrue statement of a material fact contained in the Form 10 or any amendment thereof, the Information Statement (as amended or supplemented if Murphy USA shall have furnished any amendments or supplements thereto), the Stock Options Registration Statement or any offering memorandum or other marketing materials prepared in connection with the Murphy USA Financing Arrangements or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such Losses are caused by any such untrue statement or omission or alleged untrue statement or omission based on information furnished by Murphy Oil solely in respect of the Murphy Oil Group, including, for the avoidance of doubt, information contained in the Information Statement under the caption “The Separation – Reasons for the Separation”.

Section 6.04.  Procedures.  (a) The party seeking indemnification under Section 6.02 or Section 6.03 (the “Indemnified Party”) agrees to give prompt notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding (each, a “Claim”) in respect of which indemnity may be sought hereunder and will provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have prejudiced the Indemnifying Party.

(b)   The Indemnifying Party shall be entitled to participate in the defense of any Claim asserted by any Third Party (“Third-Party Claim”) and, subject to the limitations set forth in this Section 6.04, if it so notifies the Indemnified Party no later than 30 days after receipt of the notice described in Section 6.04(a), shall be entitled to control and appoint lead counsel for such defense, in each case at its expense.  If the Indemnifying Party does not, the Indemnified Party shall have the right to defend or contest such Third-Party Claim through counsel chosen by the Indemnified Party reasonably acceptable to the Indemnifying Party, subject to the provisions of this Section 6.04.  The Indemnified Party shall provide the Indemnifying Party and such counsel with such information regarding such Third-Party Claim as either of them may reasonably request (which request may be general or specific).

(c)   If the Indemnifying Party shall assume the control of the defense of any Third-Party Claim in accordance with the provisions of this Section 6.04, (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third-Party Claim, if the settlement does not release the Indemnified Party from all liabilities and obligations with respect to such Third-Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party or any of its related Indemnitees or is otherwise materially prejudicial to any such Person and (ii) the Indemnified Party shall be entitled to participate in (but not control) the defense of such Third-Party Claim and, at its own expense, to employ separate counsel of its choice for such purpose; provided that in the event of a conflict of interest between the Indemnifying Party and the applicable Indemnified Party, the reasonable fees and expenses of such separate counsel shall be at the Indemnifying Party’s expense.

(d)   Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third-Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(e)   Each Indemnified Party shall use reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Losses payable under Section 6.02 or Section 6.03 and the reasonable expenses incurred in connection therewith will be treated as Losses subject to indemnification hereunder.

(f)   If any Third Party Claim shall be brought against a member of each Group, then such Action shall be deemed to be a Murphy USA Assumed Action or a Murphy Oil Assumed Action in accordance with Sections 5.02(a) and 5.02(b), to the extent applicable, and the related party shall be deemed to be the Indemnifying Party for the purposes of this Article 6.  In the event of any Action in which the Indemnifying Party is not also named defendant, at the request of either the Indemnified Party or the Indemnifying Party, the parties will use reasonable efforts to substitute the Indemnifying Party or its applicable Affiliate for the named defendant in the Action.

Section 6.05.  Calculation of Indemnification Amount.  Any indemnification amount pursuant to Section 6.02 or Section 6.03 shall be paid (i) net of any amounts recovered by the Indemnified Party under applicable Third Party insurance policies or from any other Third Party alleged to be responsible therefor, and (ii) taking into account any tax benefit actually realized and any tax cost incurred by the Indemnified Party arising from the incurrence or payment of the relevant Losses.  Murphy Oil and Murphy USA agree that, for federal income tax purposes, any payment made pursuant to this Article 6 will be treated as an adjustment to the contributions to and distributions by MOUSA, as applicable, occurring immediately prior to the Distribution.  If the Indemnified Party receives any amounts under applicable Third Party insurance policies, or from any other Third Party alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnifying Party in respect thereof, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made by such Indemnifying Party in respect thereof up to the amount received by the Indemnified Party from such Third Party insurance policy or Third Party, as applicable.  The Indemnifying Party shall not be liable for any Losses under Section 6.02 or Section 6.03 to the extent such Losses are special, indirect, incidental, consequential or punitive damages or lost profits (other than such Losses paid to Third Parties).

Section 6.06.  Contribution.  If for any reason the indemnification provided for in Section 6.02 or Section 6.03 is unavailable to any Indemnified Party, or insufficient to hold it harmless, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Murphy Oil Group, on the one hand, and the Murphy USA Group, on the other hand, in connection with the conduct, statement or omission that resulted in such Losses.  In case of any Losses arising out of or related to information contained in the Form 10 or any amendment thereof, the Information Statement (as amended or supplemented if Murphy USA shall have furnished any amendments or supplements thereto), the Stock Options Registration Statement or any offering memorandum or other marketing materials prepared in connection with the Murphy USA Financing Arrangements, the relative fault of the Murphy Oil Group, on the one hand, and the Murphy USA Group, on the other hand, shall be determined by reference to, among other things, whether the untrue statement or alleged untrue statement of a material fact or the omission or alleged omission of a material fact relates to information supplied by Murphy Oil or Murphy USA.

Section 6.07.  Non-Exclusivity of Remedies.  Subject to Section 6.01, the remedies provided for in this Article 6 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Party at law or in equity; provided that the procedures set forth in Sections 6.04 and 6.05 shall be the exclusive procedures governing any indemnity action brought under this Agreement.

Section 6.08.  Survival of Indemnities.  The rights and obligations of any Indemnified Party or Indemnifying Party under this Article 6 shall survive the sale or other transfer of any party of any of its assets, business or liabilities.

ARTICLE 7
Miscellaneous

Section 7.01.  Notices.  Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile transmission, or mail, to the following addresses:

If to Murphy Oil to:

Murphy Oil Corporation
200 Peach Street
P.O. Box 7000
El Dorado, Arkansas 71731
Attn: Walter K. Compton
Facsimile: 870-864-6489

with a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attn: William L. Taylor
Facsimile: (212) 701-5800

If to Murphy USA to:

Murphy USA Inc.
200 Peach Street
P.O. Box 7300
El Dorado, Arkansas 71731
Attn: John A. Moore
Facsimile: 870-881-6893

with a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attn: William L. Taylor
Facsimile: (212) 701-5800

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other party hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 7.02.  Amendments; No Waivers.  (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Murphy Oil and Murphy USA, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)   No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.   The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 7.03.  Expenses.  Except as specifically provided otherwise in this Agreement or any Ancillary Agreement, all costs and expenses incurred by the Murphy Oil Group in connection with the Distribution and related transactions shall be paid by Murphy Oil, and all costs and expenses incurred by the Murphy USA Group in connection with the Distribution and related transactions shall be paid by Murphy USA.

Section 7.04.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto.  If any party or any of its successors or permitted assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such party shall assume all of the obligations of such party under the Distribution Documents.

Section 7.05.  Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of Arkansas, without regard to the conflicts of law rules of such state.

Section 7.06.  Counterparts; Effectiveness; Third-Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  Except for the indemnification and release provisions of Article 6, neither this Agreement nor any provision hereof is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns.

Section 7.07.  Entire Agreement.  This Agreement and the other Distribution Documents constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof and thereof.  No representation, inducement, promise, understanding, condition or warranty not set forth herein or in the other Distribution Documents has been made or relied upon by any party hereto or any member of their Group with respect to the transactions contemplated by the Distribution Documents.  To the extent that the provisions of this Agreement are inconsistent with the provisions of any other Distribution Document, the provisions of such other Distribution Document shall prevail.

Section 7.08.  Tax Matters.  Except as otherwise expressly provided herein, this Agreement shall not govern tax matters, which shall be exclusively governed by the Tax Matters Agreement and the Employee Matters Agreement.

Section 7.09.  Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Western District of Arkansas, El Dorado Division or any Arkansas State court sitting in El Dorado, Arkansas, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from the transaction of business in the State of Arkansas, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or outside of the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.01 shall be deemed effective service of process on such party.

Section 7.10.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.11.  Termination.  Notwithstanding any provision of this Agreement to the contrary, the Murphy Oil Board of Directors may, in its sole discretion and without the approval of Murphy USA or any other Person, at any time prior to the Distribution terminate this Agreement and/or abandon the Distribution, whether or not it has theretofore approved this Agreement and/or the Distribution.  In the event this Agreement is terminated pursuant to the preceding sentence, this Agreement shall forthwith become void and neither party nor any of its directors or officers shall have any liability or further obligation to the other party or any other Person by reason of this Agreement.

Section 7.12.  Severability.  If any one or more of the provisions contained in this Agreement should be declared invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a declaration, the parties shall modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 7.13.  Survival.  All covenants and agreements of the parties contained in this Agreement shall survive the Distribution Date indefinitely, unless a specific survival or other applicable period is expressly set forth herein.

Section 7.14.  Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 7.15.  Interpretation.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of its authorship of any of the provisions of this Agreement.

Section 7.16.  Specific Performance.  Each party to this Agreement acknowledges and agrees that damages for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and irreparable harm would occur.  In recognition of this fact, each party agrees that, if there is a breach or threatened breach, in addition to any damages, the other nonbreaching party to this Agreement, without posting any bond, shall be entitled to seek and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, attachment, or any other equitable remedy which may then be available to obligate the breaching party (i) to perform its obligations under this Agreement or (ii) if the breaching party is unable, for whatever reason, to perform those obligations, to take any other actions as are necessary, advisable or appropriate to give the other party to this Agreement the economic effect which comes as close as possible to the performance of those obligations (including, but not limited to, transferring, or granting liens on, the assets of the breaching party to secure the performance by the breaching party of those obligations).

Section 7.17.  Performance.  Each party shall cause to be performed all actions, agreements and obligations set forth herein to be performed by any member of such party’s Group.

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IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

MURPHY OIL CORPORATION
By:	/s/ Walter K. Compton
	Name:	Walter K. Compton
	Title:	Senior Vice President and General Counsel

MURPHY USA INC.
By:	/s/ John A. Moore
	Name:	John A. Moore
	Title:	Senior Vice President, General Counsel and Secretary

(Signature Page to Separation and Distribution Agreement)

SCHEDULE 1

RESTRUCTURING PLAN

Set forth below is a description of the restructuring transactions that, except as the parties may otherwise agree, are intended to take place in the order set forth below prior to the Distribution.  Prior to the Distribution, each of the entities described below is wholly owned, directly or indirectly, by Murphy Oil.

1.	Murphy Oil will contribute to MOUSA the following assets (which are referred to collectively as the “Murphy USA Contributed Assets”) and any related liabilities:

i.	the real estate located at 422 North Washington Avenue, El Dorado, Arkansas and appurtenant furniture, fixtures and personal property;

ii.
(A) the real estate located at 200 Peach Street, El Dorado, Arkansas (but excluding, for the avoidance of doubt, lots 2 and 3 of Block 9, Original Town of El Dorado) and (B) all appurtenant furniture, fixtures and personal property other than (1) furniture and personal property located on the first and fourth floors of that property and (2) fixtures, furniture and personal property set forth on Schedule 1-A;

iii.	a Cessna Citation 560XL aircraft (tail# N370M, acquired July 2005); and

iv.	licenses associated with the SolArc and the PDI information systems and hardware primarily related thereto.

2.
MOUSA will liquidate the following subsidiaries by merging each with and into MOUSA: (i) Murphy Latin America Refining & Marketing, Inc., a Delaware corporation, (ii) Murphy LOOP, Inc., a Delaware corporation and (iii) Murphy Lot Holdings, LLC, a Delaware limited liability company.

3.	MOUSA will transfer and assign to Murphy Oil all of the Assigned Marks (as such term is defined in the Trademark Assignment Agreement).

4.
MOUSA will distribute to Murphy Oil (i) a cash dividend of $650 million and (ii) all of the stock of (A) Murphy Gas Gathering Inc., a Delaware corporation, (B) Arkansas Oil Company, a Delaware Corporation and (C) Murphy Crude Oil Marketing, Inc., a Delaware corporation.

5.	Murphy Oil will contribute all of the stock of MOUSA to Murphy USA in exchange for a number of shares of Murphy USA

Common Stock equal to the number of shares to be distributed by Murphy Oil in the Distribution less the number of shares of Murphy USA Common Stock held by Murphy Oil immediately prior to the contribution.

Schedule 1-A

MURPHY OIL OWNED FIXTURES, FURNITURE AND EQUIPMENT

1.  All gallery fixtures on the 1st floor.

2.  Rugs with the Rowel logo on the 1st floor.

3.  Map on 1st floor wall.

4.  Cabinet and monitor next to map on 1st floor wall.

5.  Annual report display.

6.  Corporate award display on 1st floor.

7.  Display outside executive suite on 4th floor with monitor for executive book.

8.  Ship model display outside executive suite on 4th floor.

9.  Graphic panels on walls throughout the building including murals on 1st floor.

10.  All printer, computer, fax and phone equipment used by MOC as of the Effective Date.

11.  All servers, server racks and networking gear, in MOC’s computer room as of the Effective Date.

12.  The IT safe located in the room outside MOC’s computer room.

13.  IT closet switches located on the 1st and 4th floors.

14.  Alignment tools used by MOC’s administrative services group.

15.  All ECCR supplies and equipment including cameras and TVs.

16.  TV and stand in the office service area.

17.  Contents of library that is located in the administration area.

18.  Computer, printer, camera and supplies used to produce employee badges.

19.  Vinyl Printer and supplies.

20.  4 stainless trash cans with MOC’s logo.

21.  All pool cars.

22.  All printers, sealers, safe and other equipment located in MOC’s Treasury equipment room.

23.  All furniture, displays, audio and visual equipment including wall map located in the executive suite on the 4th floor.

24.  4 round benches with Rowel logo located on the 3rd and 4th floor.

SCHEDULE 2.07(B)

INTERCOMPANY AGREEMENTS

1.	Agreements entered into to effect the Restructuring

2.	Lease Agreement for 214 N. Jefferson Street, El Dorado, Arkansas between Murphy Oil and MOUSA

3.	Assignment Agreement dated as of August 29, 2013 between Murphy Oil and MOUSA

4.	Agreements entered into to effect the transactions contemplated hereby

EXHIBIT A

EMPLOYEE MATTERS AGREEMENT

A-1

EXHIBIT B

TAX MATTERS AGREEMENT

B-1

EXHIBIT C

TRANSITION SERVICES AGREEMENT

C-1

EXHIBIT D

TRADEMARK ASSIGNMENT AGREEMENT

D-1

EXHIBIT E

TRADEMARK LICENSE AGREEMENT

E-1

EXHIBIT F

PEACH STREET LEASE AGREEMENT

F-1

EXHIBIT G

AIRCRAFT MAINTENANCE LABOR POOLING AGREEMENT

G-1

EXHIBIT H

AIRPLANE INTERCHANGE AGREEMENT

H-1

EXHIBIT I

HANGAR RENTAL AGREEMENT

I-1